EXHIBIT 4.3

THIRD AMENDMENT AGREEMENT

This THIRD AMENDMENT AGREEMENT (this “Amendment”) is made as of the 31st day of December, 2003, by and among THE STANDARD REGISTER COMPANY, an Ohio corporation (“Borrower”), the financial institutions named in Schedule 1 to the Credit Agreement, as hereinafter defined (collectively, the “Banks” and, individually, each a “Bank”), and KEYBANK NATIONAL ASSOCIATION, as lead arranger and administrative agent (“Agent”).

WHEREAS, Borrower, Agent and the Banks are parties to a certain Credit Agreement dated as of May 11, 2001 (as amended and as the same may from time to time be further amended, restated or otherwise modified, the “Credit Agreement”) that provides, among other things, for loans aggregating One Hundred Fifty Million Dollars ($150,000,000), all upon certain terms and conditions;

WHEREAS, Borrower, Agent and the Banks desire to amend the Credit Agreement to modify certain provisions thereof; and

WHEREAS, each capitalized term used herein and defined in the Credit Agreement, but not otherwise defined herein, shall have the meaning given such term in the Credit Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein and for other valuable considerations, Borrower, Agent and the Banks agree as follows:

1.     Amendments to Definitions.  The definitions of “Applicable Facility Fee Rate” and “Applicable Margin” are hereby amended to delete the grids therefrom and to insert in place thereof, respectively, the following, which grids shall govern the pricing on and after the date of this Amendment:

                   “Applicable Facility Fee Rate”

Adjusted Leverage Ratio	Applicable Tranche A Facility Fee Rate	Applicable Tranche B Facility Fee Rate
Greater than 0.40 to 1.00	40.00 basis points	N/A
Greater than 0.30 to 1.00 but less than or equal to 0.40 to 1.00	30.00 basis points	N/A
Less than or equal to 0.30 to 1.00	25.00 basis points	N/A

                      “Applicable Margin”

Adjusted Leverage Ratio	Applicable Margin for LIBOR Loans made pursuant to the Tranche A Commitment	Applicable Margin for LIBOR Loans made pursuant to the Tranche B Commitment and Swing Loans
Greater than 0.40 to 1.00	100.00 basis points	N/A
Greater than 0.30 to 1.00 but less than or equal to 0.40 to 1.00	80.00 basis points	N/A
Less than or equal to 0.30 to 1.00	60.00 basis points	N/A

and the definition of “Consolidated EBIT” is hereby deleted in its entirety, with the following to be inserted in place thereof:

“Consolidated EBIT” shall mean, for any period, on a Consolidated basis and in accordance with GAAP, Consolidated Net Earnings for such period plus, without duplication, (a) the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (i) income taxes, (ii) Consolidated Interest Expense, (iii) amortization or write-off of deferred financing costs, (iv) extraordinary non-cash losses and charges and other non-recurring non-cash losses and charges, and (v) non-cash charges related to asset impairment, pension amortization and pension settlement; minus (b) gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary gains and non-recurring non-cash gains.

2.     Amendment to Financial Covenants.  Article V of the Credit Agreement is hereby retroactively amended, effective as of December 28, 2003, to delete Section 5.7(b) therefrom and to insert in place thereof the following:

(b)     Interest Coverage Ratio.  Borrower shall not suffer or permit at any time the Interest Coverage Ratio to be less than 3.00 to 1.00; provided that (a) for purposes of calculating the Interest Coverage Ratio for the two fiscal quarters of Borrower ending June 29, 2003 and September 28, 2003, respectively, the one-time cash costs associated with plant and warehouse consolidations and staffing actions (in an amount not to exceed the aggregate of Sixteen Million Two Hundred Six Thousand Dollars ($16,206,000) for both fiscal quarters) (the “2003 Permitted Charges”) shall be added back to Consolidated EBIT to the extent they were deducted from Consolidated Net Earnings for such fiscal quarters; and (b) for purposes of calculating the Interest Coverage Ratio for the fiscal quarters of Borrower ending December 28, 2003, March 28, 2004, June 27, 2004, September 26, 2004 and January 2, 2005, respectively, the one-time cash costs associated with plant and warehouse consolidations and staffing actions (provided that the amount shall not exceed the aggregate of Twenty-Five Million Dollars ($25,000,000) for the fiscal quarters of Borrower ending March 28, 2004, June 27, 2004, September 26, 2004 and January 2, 2005) (the “2004 Permitted Charges”) shall be added back to Consolidated EBIT to the extent they were deducted from Consolidated Net Earnings for such fiscal quarters.  In calculating the Interest Coverage Ratio on a rolling four quarter basis, the 2003 Permitted Charges and the 2004 Permitted Charges shall be added back to the extent applicable for the four quarter testing periods thereafter.

3.     Amendment to Schedules.  The Credit Agreement is hereby amended to delete Schedule 1 therefrom and to insert in place thereof a new Schedule 1 in the form of the attached Schedule 1.

4.     Permanent Reduction of Tranche A Commitment.  Pursuant to Section 2.6(a) of the Credit Agreement, Borrower notified Agent that Borrower desired to permanently reduce the Tranche A Commitment by Twenty Million Dollars ($20,000,000).  Therefore, effective December 30, 2003, the Tranche A Commitment was permanently reduced to One Hundred Fifty Million Dollars ($150,000,000).

5.      Termination of Tranche B Commitment.  Pursuant to Section 2.6(b) of the Credit Agreement, Borrower notified Agent that Borrower desired to permanently reduce the Tranche B Commitment by Fifty Million Dollars ($50,000,000).  Therefore, effective December 30, 2003, the Tranche B Commitment was permanently reduced to Zero Dollars ($0).  In connection therewith, each of the Banks agrees to deliver its Tranche B Note to Agent marked “Canceled” and Agent agrees to redeliver such Tranche B Notes to Borrower.

6.      Closing Items.  Concurrently with the execution of this Amendment, Borrower shall:

(a)     pay an amendment fee to Agent, for the pro rata benefit of each Bank with a Tranche A Commitment that shall have executed this Amendment on or before 5:00 P.M. (Eastern time) on January 27, 2004 (an “Approving Lender”), in an amount equal to twelve and one-half (12.5) basis points times the aggregate amount of the Tranche A Commitments of the Approving Lenders; and

(b)     pay all legal fees and expenses of Agent in connection with this Amendment.

7.      Representations and Warranties.  Borrower hereby represents and warrants to Agent and the Banks that (a) Borrower has the legal power and authority to execute and deliver this Amendment; (b) the officers executing this Amendment on behalf of Borrower have been duly authorized to execute and deliver the same and bind Borrower with respect to the provisions hereof; (c) the execution and delivery hereof by Borrower and the performance and observance by Borrower of the provisions hereof do not violate or conflict with the organizational agreements of Borrower or any law applicable to Borrower or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against Borrower; (d) no Default or Event of Default exists under the Credit Agreement, nor will any occur immediately after the execution and delivery of this Amendment or by the performance or observance of any provision hereof; (e) neither Borrower nor any Subsidiary has any claim or offset against, or defense or counterclaim to, any of Borrower’s obligations or liabilities under the Credit Agreement or any Related Writing; and (f) this Amendment constitutes a valid and binding obligation of Borrower in every respect, enforceable in accordance with its terms.

8.     References to Credit Agreement.  Each reference that is made in the Credit Agreement or any other writing to the Credit Agreement shall hereafter be construed as a reference to the Credit Agreement as amended hereby.  Except as herein otherwise specifically provided, all terms and provisions of the Credit Agreement are confirmed and ratified and shall remain in full force and effect and be unaffected hereby.  This Amendment is a Related Writing.

9.     Waiver.  Borrower, by signing below, hereby waives and releases Agent and each of the Banks and their respective directors, officers, employees, attorneys, affiliates and subsidiaries from any and all claims, offsets, defenses and counterclaims arising out of or pursuant to the Credit Agreement, any Related Writing or the transactions provided for thereunder of which Borrower is aware, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.

10.     Counterparts.  This Amendment may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

11.     Governing Law.  The rights and obligations of all parties hereto shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of laws.

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12.     JURY TRIAL WAIVER. BORROWER, AGENT AND EACH OF THE BANKS, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE BANKS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

THE STANDARD REGISTER COMPANY By: /S/ CRAIG J. BROWN Name: Craig J. Brown Title: SR VP, Treasurer & CFO
KEYBANK NATIONAL ASSOCIATION, as Agent and as a Bank By: /S/ FRANCIS W. LUTZ, JR. Name: Francis W. Lutz, Jr. Title: Vice President
THE BANK OF NEW YORK By: /S/ KENNETH R. MCDONNELL Name: Kenneth R. McDonnell Title: Vice President
BANK ONE, N.A., fka Bank One, Michigan By: /S/ RONALD EDWARDS Name: Ronald Edwards Title: Director
FIFTH THIRD BANK By: /S/ NEAL R. RATLIFF Name: Neal R. Ratliff Title: Vice President
U.S. BANK NATIONAL ASSOCIATION, fka FirstStar Bank, N.A. By: /S/ RONALD D. AMES Name: Ronald D. Ames Title: Regional President
HARRIS TRUST AND SAVINGS BANK By: Name: Title:
J.P. MORGAN CHASE BANK By: /S/ HENRY W. CENTA Name: Henry W. Centa Title: Vice President
NATIONAL CITY BANK By: /S/ NEAL J. HINKER Name: Neal J. Hinker Title: Senior Vice President
BANK OF AMERICA, N.A. By: /S/ JOHN E. WILLIAMS Name: John E. Williams Title: Managing Director
LASALLE BANK NATIONAL ASSOCIATION, as assignee of Standard Federal Bank By: /S/ SHAWNA ELKUS Name: Shawna Elkus Title: Assistant Vice President

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SCHEDULE 1

Banks and Commitments

Banking Institution	Tranche A Commitment Percentage	Tranche A Commitment Amount	Tranche B Commitment Percentage	Tranche B Commitment Amount	Maximum Amount
KeyBank National Association	23.529412%	$ 35,294,118.00	0%	$0.00	$ 35,294,118.00
J.P. Morgan Chase Bank	11.764706%	$ 17,647,059.00	0%	$0.00	$ 17,647,059.00
National City Bank	11.764706%	$ 17,647,059.00	0%	$0.00	$ 17,647,059.00
Fifth Third Bank	9.803922%	$ 14,705,883.00	0%	$0.00	$ 14,705,883.00
The Bank of New York	7.843137%	$ 11,764,705.50	0%	$0.00	$ 11,764,705.50
Bank One, N.A.	7.843137%	$ 11,764,705.50	0%	$0.00	$ 11,764,705.50
U.S. Bank National Association	7.843137%	$ 11,764,705.50	0%	$0.00	$ 11,764,705.50
Harris Trust and Savings Bank	7.843137%	$ 11,764,705.50	0%	$0.00	$ 11,764,705.50
Bank of America, N.A.	7.843137%	$ 11,764,705.50	0%	$0.00	$ 11,764,705.50
LaSalle Bank National Association	3.921569%	$ 5,882,353.50	0%	$0.00	$ 5,882,353.50
	100.000000%	$150,000,000.00
Total Commitment Amount					$150,000,000.00

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